Exhibit 99.1

FOR IMMEDIATE RELEASE
October 21, 2022

Analysts: Tim Sedabres (timothy.sedabres@huntington.com), 952.745.2766
Media: Seth Seymour (corpmedia@huntington.com), 614.480.3538

HUNTINGTON BANCSHARES INCORPORATED DECLARES QUARTERLY CASH DIVIDENDS ON ITS COMMON AND PREFERRED STOCKS

COLUMBUS, Ohio – Huntington Bancshares Incorporated announced that the Board of Directors declared a quarterly cash dividend on the company’s common stock (Nasdaq: HBAN) of $0.155 per common share, unchanged from the prior quarter. The common stock cash dividend is payable January 3, 2023, to shareholders of record on December 19, 2022.

In addition, the Board declared quarterly cash dividends on five series of its preferred stock. The Board declared a quarterly cash dividend on its Floating Rate Series B Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150500) of $16.94785211 per share (equivalent to $0.4236963 per depositary receipt share). The Board declared a quarterly cash dividend on its 5.70% Series E Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150AL8) of $1,425.00 per share (equivalent to $14.25 per depositary receipt share). The Board declared a quarterly cash dividend on its 5.625% Series F Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150AT1) of $1,406.25 per share (equivalent to $14.0625 per depositary share). The Board declared a quarterly cash dividend on its 4.450% Series G Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150AV6) of $1,112.50 per share (equivalent to $11.1250 per depositary share). Finally, the Board declared a quarterly cash dividend on its 4.5% Series H Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (Nasdaq: HBANP) of $11.25 per share (equivalent to $0.28125 per depositary share). All five preferred stock cash dividends are payable January 17, 2023, to their respective shareholders of record on January 1, 2023.

About Huntington
Huntington Bancshares Incorporated (Nasdaq: HBAN) is a $179 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates more than 1,000 branches in 11 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.